Exhibit 5.1

December 12, 2019

Kennedy-Wilson Holdings, Inc.

151 S. El Camino Drive

Beverly Hills, CA 90212

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale of up to 13,717,410 shares of common stock, $0.0001 par value per share (the “Shares”), of the Company potentially issuable upon conversion of the Company’s 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”). The resale of the Shares by certain selling stockholders is covered by a registration statement on Form S-3 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on or about December 12, 2019.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters, without having independently verified such factual matters.

We are opining herein as to the Delaware General Corporation Law, and we express no opinion with respect to any other laws.

December 12, 2019

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, when issued upon conversion of the Series A Preferred Stock in accordance with the terms set forth in the Company’s Amended and Restated Certificate of Incorporation (including and the Certificate of Designations establishing the terms of the Series A Preferred Stock), assuming such conversion and issuance occurs on the date hereof, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

    /s/ Latham & Watkins LLP